As filed with the Securities and Exchange Commission on May 20, 2026

Registration No. _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KINGSWAY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1792291
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 S. Riverside Plaza, Suite 1520, Chicago, IL (Address of Principal Executive Offices)	60606 (Zip Code)

Kingsway Corporation 2020 Equity Incentive Plan

(Full Title of the Plan)

John T. Fitzgerald

President and Chief Executive Officer

Kingsway Corporation

10 S. Riverside Plaza, Suite 1520, Chicago, IL 60606

(Name and Address of Agent for service)

1-312-766-2138

(Telephone Number, Including Area Code, of Agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed with the Securities and Exchange Commission (the “Commission”) by Kingsway Corporation, a Delaware corporation (the “Registrant”), in order to register an additional 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under the Registrant’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”), which such additional shares were approved by the Registrant’s shareholders at the Registrant’s annual meeting of shareholders held on May 18, 2026 (the “Approval Date”).

On October 2, 2020, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-249266) to register 1,600,000 shares of Common Stock issuable under the 2020 Plan (the “Prior Registration Statement”).

On the Approval Date, the shareholders of the Registrant approved an amendment to the 2020 Plan to increase the number of shares of Common Stock issuable under the 2020 Plan from 1,600,000 to 2,600,000 shares. This Registration Statement is being filed to register the additional 1,000,000 shares of Common Stock issuable under the 2020 Plan as approved by the shareholders of the Registrant on the Approval Date.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement on Form S-8 concerning the 2020 Plan is incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-15204), are incorporated herein by reference:

(a)  the Annual Report on Form 10-K (including the portions of the Registrant’s Proxy Statement incorporated by reference therein) for the fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026;

(b) (i) the Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 7, 2026 and (ii) the Current Reports on Form 8-K filed with the Commission on May 11, 2026 and May 19, 2026.

(c) the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-15204), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on September 19, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages arising out of certain breaches of fiduciary duty.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “COI”) also provides that the Registrant shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader rights than such law permitted the Registrant to provide prior to such amendment), have the power to advance expenses to any and all current or former directors and officers of the Registrant and to provide indemnification or advance expenses to any and all current or former employees and agents of the Registrant or other persons.

The Registrant’s By-laws, as amended (the “By-laws”) further provide that the Registrant shall indemnify and hold harmless its current and former directors and officers to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with service as a director or officer; provided, however, that, except in certain circumstances with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Registrant.

In addition to the right to indemnification, the Registrant’s By-laws provide that an indemnified director or officer shall also have the right to be paid by the Registrant the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the By-laws (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under the By-laws.

The 2020 Plan also generally provides, subject to applicable law, for indemnification of the Registrant’s officers and directors with respect to actions taken (or failure to act) under the 2020 Plan, except in cases of such officer’s or director’s willful misconduct or as expressly provided by statute. The indemnification provided under the 2020 Plan is not exclusive of the other indemnification rights, policies, and agreements described herein.

The Registrant currently has directors’ and officers’ liability insurance policies to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations. The Registrant has entered into indemnification agreements with certain of its current and past officers and directors. Among other things, these agreements generally provide that the Registrant will indemnify each of these individuals against all fees, charges, disbursements, expenses and losses reasonably incurred by them in connection with any civil, criminal, quasi-criminal, administrative, investigative or other proceedings in connection with service as a director or officer of the Registrant or as a director, officer, trustee, manager, participating member or in any other similar capacity of any other entity to the extent that such person is serving in such capacity at the request of the Registrant (“Indemnified Capacity”). Additionally, the Registrant has agreed to indemnify these individuals for expenses they incur solely by reason of their service in an Indemnified Capacity. The indemnity includes amounts paid to settle actions or to satisfy judgments. However, the Registrant may only indemnify these persons if they acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal, quasi-criminal or administrative action, proceeding or hearing that is enforced by a monetary penalty, if they had reasonable grounds for believing that their conduct was lawful. The Registrant will have no obligation to indemnify these individuals if a court rules that they are not entitled to indemnification under the agreement.

These indemnification agreements also provide that, upon written request, the Registrant will advance expenses to the indemnified individuals within 20 days of such request. The Registrant must also maintain in effect a comprehensive liability insurance program, including policies providing coverage for the liability exposures of directors and officers. Such liability insurance coverage will continue for a minimum of six years following the director or officer ceasing to serve in an Indemnified Capacity.

See also the undertakings set out in response to Item 9 hereof.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1.1	Certificate of Incorporation of Kingsway Corporation (f/k/a Kingsway Financial Services Inc.) (included as Exhibit 3.1 to the Form 8-K, filed December 31, 2018, and incorporated herein by reference).
3.1.2	Certificate of Amendment to the Certificate of Incorporation of Kingsway Corporation (included as Exhibit 3.1 to the Form 8-K, filed May 19, 2026, and incorporated herein by reference).
3.2.1	By-laws of Kingsway Corporation (f/k/a Kingsway Financial Services Inc.) (included as Exhibit 3.2 to the Form 8-K, filed December 31, 2018, and incorporated herein by reference).
3.2.2	Amendment No. 1 to the Bylaws of Kingsway Corporation (included as Exhibit 3.2 to the Form 8-K, filed May 19, 2026, and incorporated herein by reference).
4.1	Form of Stock Certificate for the Registrant’s Common Stock.(included as Exhibit 4.1 to the Form 8-K, filed December 31, 2018, and incorporated herein by reference).
5.1	Opinion of Cadwalader, Wickersham &Taft.+
10.1.1

Kingsway Corporation (f/k/a Kingsway Financial Services Inc.) 2020 Equity Incentive Plan (included as Schedule A to the Definitive Proxy Statement on Schedule 14A filed with the SEC on August 20, 2020, and incorporated herein by reference).

10.1.2

Amendment No. 1 to the Kingsway Corporation 2020 Equity Incentive Plan (included as Schedule A to the Definitive Proxy Statement Supplement on Schedule 14A filed with the SEC on April 28, 2026, and incorporated herein by reference).

23.1	Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).+
23.2	Consent of Plante & Moran, PLLC +
24.1	Power of Attorney (included on signature page to this Registration Statement).+
107	Filing Fee Table. +

+  Filed herewith.

Item 9.          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in this effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Itasca, State of Illinois, on May 20, 2026.

KINGSWAY CORPORATION

By:	/s/ John T. Fitzgerald
Name: John T. Fitzgerald
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Fitzgerald as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of them and in each of their names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2026.

Signature	Title
/s/ Adam J. Patinkin	Chairman of the Board, Director
Adam J. Patinkin
/s/ John T. Fitzgerald	President and Chief Executive Officer and Director
John T. Fitzgerald	Principal Executive Officer
/s/ Kent A. Hansen	Executive Vice President and Chief Financial Officer (Principal Financial Officer and
Kent A. Hansen	Principal Accounting Officer
/s/ Terence M. Kavanagh	Director
Terence M. Kavanagh
/s/ Gregory P. Hannon	Director
Gregory P. Hannon
/s/ Joshua S. Horowitz	Director
Joshua S. Horowitz
/s/ Douglas Levine	Director
Douglas Levine
/s/ Corissa B. Porcelli	Director
Corissa B. Porcelli
/s/ Joseph D. Stilwell	Director
Joseph D. Stilwell